Exhibit 99.2

Selected sections from Senior Housing Properties Trust’s (“Senior Housing”) filings (individually, a “Filing”) with the Securities and Exchange Commission (the “SEC”) and incorporated by reference into Item 4 of the Schedule 13D, filed by Senior Housing with the SEC on May 14, 2010 (the “Schedule 13D”) by the Reporting Persons (as defined in the Schedule 13D).

All defined terms used in the selected sections herein without definition shall have the meanings ascribed to such terms in the respective Period Report from which such selected section is excerpted.

“Management’s Discussion and Analysis of Financial Condition and Results of Operations — Related Person Transactions” appearing in Senior Housing’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 19, 2010.

Five Star is our largest tenant. Five Star is our former subsidiary. We beneficially own more than 9% of Five Star’s common shares. RMR provides management services to both us and Five Star. Five Star pays us rent based on minimum annual rent amounts plus percentage rent based on increases in gross revenues at certain properties. As of December 31, 2009, we leased 190 senior living communities and two rehabilitation hospitals to Five Star. Five Star’s total minimum annual rent payable to us under those leases as of December 31, 2009 was $184.4 million, excluding percentage rent based on increases in gross revenues at certain properties. Total rent recognized by us from Five Star for the year ended December 31, 2009 amounted to $178.9 million. Our leases with Five Star also include arbitration provisions for the resolution of certain disputes, claims and controversies. Additional information regarding our leases with Five Star appears in Item 1 of this Annual Report on Form 10-K under the captions “Business—Tenants” and “Business—Lease Terms”.

Since January 1, 2009, we have had several transactions with Five Star including:

•                                          In August 2009, we closed a $512.9 million mortgage financing with FNMA. This mortgage loan is secured by first liens on 28 senior living properties, or the Properties, with 5,618 living units located in 16 states that we own and lease to Five Star. In connection with the FNMA transaction, we realigned our leases with Five Star. Lease No. 1 expires in 2024 and now includes 89 properties (including 10 properties acquired and excluding one property sold in the fourth quarter of 2009), including independent living communities, assisted living communities and skilled nursing facilities. Lease No. 2 expires in 2026 and now includes 49 properties (excluding one property sold in the fourth quarter of 2009), including independent living communities, assisted living communities, skilled nursing facilities and two rehabilitation hospitals. Lease No. 3 expires in 2028 and now includes the 28 FNMA financed properties, including independent living communities and assisted living communities. Lease No. 4 expires in 2017 and now includes 26 properties (including one property acquired in the fourth quarter of 2009), including independent living communities, assisted living communities and skilled nursing facilities. In connection with the lease realignment and the FNMA financing, we entered into a lease realignment agreement with Five Star, or the Lease Realignment Agreement. Pursuant to the terms of the Lease Realignment Agreement, (1) the four leases were reconfigured as described above, (2) we acquired certain personal property located at the Properties from subsidiaries of Five Star and pledged that personal property to FNMA, (3) we purchased 3,200,000 shares of Five Star common stock, $.01 par value per share, which represent approximately 9% of its total common stock outstanding, (4) Five Star assumed certain reporting and other operating obligations required by FNMA and (5) subsidiaries of Five Star pledged certain tangible and intangible personal property, such as accounts receivable and contract rights, located at, or arising from the operations of, the Properties to secure certain obligations to us and arising under the FNMA loan. To compensate Five Star for its sale of personal property to us, its sale of its shares to us, the pledge of Five Star’s intangible assets and for the services and obligations that Five Star has assumed, (1) we reduced the annual rent payable to us under Lease No. 2 by $2.0 million per year; (2) we paid Five Star $18.6 million; and (3) we reimbursed Five Star for its out of pocket expenses incurred in connection with the negotiation and closing of this transaction. Five Star also has granted certain registration rights to us with regard to its shares we acquired and our future transfer of those shares is subject to certain restrictions.

•                                          In October 2009, we acquired one senior living property with a total of 259 living units for approximately $20.2 million, excluding closing costs, from an unaffiliated party. We leased this property to Five Star under Lease No. 4 described above and increased annual rent under that lease by $1.8 million. Percentage rent, based on increases in gross revenues at this property, will commence in 2011.

•                                          Also in October 2009, we sold a skilled nursing facility with a total of 62 beds to an unaffiliated party for net proceeds of approximately $473,000 and the annual rent payable to us by Five Star under Lease No. 1 described above decreased by approximately $47,300.

•                                          In November 2009, we sold a skilled nursing facility with a total of 75 beds to an unaffiliated party for net proceeds of approximately $1.2 million and the annual rent payable to us by Five Star under Lease No. 2 described above decreased by approximately $124,700.

•                                          Also in November 2009, we acquired nine senior living properties with a total of 558 living units for approximately $91.8 million, excluding closing costs, from an unaffiliated party. We leased these properties to Five Star under Lease No. 1 and increased rent under that lease by $8.1 million per year. Percentage rent, based on increases in gross revenues at these properties, will commence in 2011.

•                                          In December 2009, we acquired one senior living property with a total of 53 living units for approximately $4.9 million, excluding closing costs, from an unaffiliated party. We leased this property to Five Star under Lease No. 1 and increased rent under that lease by $436,000 per year. Percentage rent, based on increases in gross revenues at this property, will commence in 2011.

•                                          During 2009, pursuant to the terms of our leases with Five Star, we purchased approximately $36.7 million of improvements made to our properties leased by Five Star, and, as a result, the annual rent payable to us by Five Star increased by approximately $2.9 million in aggregate for the affected leases.

In May 2008, we entered into various purchase agreements to acquire 48 MOBs from HRP for an aggregate purchase price of approximately $565.0 million. We acquired 47 of these MOBs containing 2.2 million square feet for an aggregate purchase price of approximately $562.0 million, excluding closing costs. The one remaining building with an allocated value of $3.0 million is no longer subject to our purchase agreement. At the request of a tenant for two properties subject to a multi-property lease, in May and September 2009 we sold two of these MOB properties for approximately $3.2 million, which was their approximate net book value, to two unaffiliated parties. We now own 45 of these properties containing 2.1 million square feet for an aggregate cost of approximately $558.2 million, excluding closing costs. Our purchase agreements with HRP include arbitration provisions for the resolution of certain disputes, claims and controversies.

HRP was formerly our parent and both we and HRP are managed by RMR. We were spun off to HRP’s shareholders in 1999 and, at the time of this spin off, we and HRP entered into a transaction agreement which, among other things, prohibited us from purchasing MOBs. Concurrently with the execution and delivery of the purchase agreements described above, we and HRP entered into an amendment to that transaction agreement to permit us, rather than HRP, to invest in MOBs. Also, concurrently with the execution and delivery of the purchase agreements, we entered into a right of first refusal agreement under which we were granted a right of first refusal to purchase up to 45 additional identified properties (containing approximately 4.6 million square feet of rental space) HRP owns which are leased to tenants in medical related businesses in the event HRP determines to sell such properties or in the event of an indirect sale as a result of HRP’s change of control or a change of control of HRP’s subsidiary which owns those properties.

We have two agreements with RMR to provide management and administrative services to us: a business management agreement and a property management agreement. The business management agreement provides for compensation to RMR at an annual rate equal to the sum of (a) 0.5% of the average book value of the assets owned by us or our subsidiaries as of October 12, 1999, and (b) 0.7% of the average historical cost of our other real estate investments, as described in the business management agreement, up to the first $250.0 million of such investments, and 0.5% thereafter. In addition, RMR receives an incentive fee based upon increases in our FFO Per Share, as defined in the business management agreement. The incentive fee is paid in our common shares. The property management agreement provides for management fees on our MOB properties equal to 3.0% of gross rents and construction management fees on those properties equal to 5.0% of certain construction costs. Both the business management agreement and the property management agreement are effective until December 31, 2010, and will be automatically renewed for successive one year terms thereafter unless we or RMR give notice of non-renewal before the end of an applicable term. We or RMR may terminate either agreement upon 60 days prior written notice. RMR may also terminate the property management agreement upon five business days notice if we undergo a change of control, as defined in the property management agreement. Our Board has given our Compensation Committee, which is comprised of our Independent Trustees, authority to act on our behalf with respect to these agreements. The charter of the Compensation Committee requires the Committee to review the terms of the agreements and evaluate RMR’s performance under the agreements annually. The aggregate business management and property management fees we paid RMR for 2009 were $17.2 million, including $550,000 as an incentive fee which we expect to be paid in our common shares in March 2010. We are generally responsible for all of our operating expenses, including certain expenses incurred by RMR on our behalf. We are not responsible for payment of RMR’s employment, office or administration expenses incurred to provide management services to us, except for our pro rata portion of the employment and related expenses of RMR employees who provide on site property management services and of the staff employed by RMR who conduct our internal audit. Under our business management agreement with RMR, we acknowledge that RMR manages other businesses, including HRP, HPT, GOV, TA and Five Star, and will not be required to present us with opportunities to invest in properties that are primarily of a type that are within the investment focus of another business now or in the future managed by RMR. Under our business management agreement, RMR has also agreed not to provide business management services to any other REIT which is principally engaged in the business of owning senior apartments, congregate communities, assisted living facilities, nursing homes or MOBs, without the consent of a majority of our Independent Trustees. Each of the business management agreement and property management agreement also includes arbitration provisions for the resolution of certain disputes, claims and controversies. Any termination of our business management agreement with RMR would cause a default under our revolving credit facility, if not approved by a majority of our lenders. RMR also provides the internal audit function for us and for other publicly owned companies to which it provides management services. Our Audit Committee appoints our Director of Internal Audit, and our Compensation Committee approves his salary and the costs we pay with respect to our internal audit function. Our pro rata share of RMR’s costs in providing that function was $220,000 in 2009.

Messrs. Barry M. Portnoy and his son Adam D. Portnoy beneficially own RMR and are our Managing Trustees. Barry Portnoy is the Chairman of RMR; Adam Portnoy is the President, Chief Executive Officer and a Director of RMR. Each of our executive officers is also an officer of RMR. Additionally, Mr. Barry Portnoy’s son-in-law, who is Mr. Adam Portnoy’s brother-in-law, is an officer of RMR. Transactions between us and RMR are approved by our Compensation Committee which is comprised of Independent Trustees.

The other companies to which RMR provides management services also have certain other relationships with each other, such as lease arrangements for properties. In addition, officers of RMR serve as officers of those companies. Further information regarding those relationships is provided in the applicable periodic reports and proxy statements filed by those other companies with the SEC. In addition, our Independent Trustees also serve as directors or trustees of certain of those other companies, and directors and trustees of certain of those other companies serve as directors or trustees of the other companies. Mr. Barry Portnoy is one of our Managing Trustees and serves as a Managing Director or Trustee of each of those other companies, including Five Star and HRP. Mr. Adam Portnoy is our other Managing Trustee and serves as Managing Trustee of HRP, HPT and GOV. Frederick Zeytoonjian is an Independent Trustee of both us and HRP.

We, RMR and other companies to which RMR provides management services formed AIC, which is an insurance company, in the State of Indiana in November 2008. AIC received its certificate of authority to transact insurance business in the State of Indiana from the Indiana Department of Insurance in May 2009. All of our Trustees currently serve on the Board of Directors of AIC. RMR, in addition to being a shareholder, entered a management agreement with AIC pursuant to which RMR provides AIC certain management and administrative services. In addition, AIC entered an investment advisory agreement with RMR Advisors Inc., or RMR Advisors, pursuant to which RMR Advisors acts as AIC’s investment advisor. The same persons who own and control RMR, including Messrs. Barry and Adam Portnoy, our Managing Trustees, own and control RMR Advisors. Our Governance Guidelines provide that any material transaction between us and AIC shall be reviewed, authorized and approved or ratified by both the affirmative vote of a majority of our entire Board and the affirmative vote of a majority of our Independent Trustees. As of February 19, 2010, we have invested $5.2 million in AIC. On December 16, 2009, GOV purchased 20,000 shares of AIC from AIC, which represented a 14.29% interest in AIC.

In connection with that purchase by GOV, we, the other previous shareholders of AIC, AIC and GOV entered an amended and restated shareholders agreement. The amended and restated shareholders agreement also includes arbitration provisions for the resolution of certain disputes, claims and controversies. We and the other shareholders of AIC each currently own approximately 14.29% of AIC. We may invest additional amounts in AIC in the future if the expansion of this insurance business requires additional capital, but we are not obligated to do so. Over time we expect to obtain some or all of our insurance coverage from AIC. By participating in this insurance business with RMR and the other companies to which RMR provides management services, we expect that we may benefit financially by possibly reducing our insurance expenses and/or by realizing our pro-rata share of any profits of this insurance business. All transactions between us and AIC have been approved pursuant to our Governance Guidelines.

The foregoing descriptions of our agreements with HRP, Five Star, RMR and AIC are summaries and are qualified in their entirety by the terms of the agreements which are among the exhibits listed in Item 15 of this Annual Report on Form 10-K and incorporated herein by reference. In addition, copies of those agreements are filed with the SEC and may be obtained from the SEC’s website at www.sec.gov.

We believe that our agreements with HRP, Five Star, RMR and AIC are on commercially reasonable terms. We also believe that our relationships with HRP, Five Star, RMR and AIC benefit us, and, in fact, provide us with competitive advantages in operating and growing our business. Nonetheless, because of our various relationships with HRP, Five Star, RMR and AIC it is possible that some investors may assert otherwise.

“Related Person Transactions and Company Review of Such Transactions” appearing in Senior Housing’s Proxy Statement on Schedule 14A dated February 22, 2010 relating to its 2010 Annual Meeting of Shareholders, filed with the SEC on February 22, 2010.

We have adopted written Governance Guidelines which address, among other things, the consideration and approval of any related person transactions. Under these Governance Guidelines, we may not enter into any transaction in which any Trustee or executive officer, any member of the immediate family of any Trustee or executive officer or any other related person, has or will have a direct or indirect material interest unless that transaction has been disclosed or made known to our Board and our Board reviews, authorizes, approves or ratifies the transaction by the affirmative vote of a majority of the disinterested Trustees, even if the disinterested Trustees constitute less than a quorum. If there are no disinterested Trustees, the transaction shall be reviewed, authorized and approved or ratified by both (1) the affirmative vote of a majority of our entire Board and (2) the affirmative vote of a majority of our Independent Trustees. The Governance Guidelines further provide that, in determining whether to approve or ratify a transaction, our Board, or disinterested or Independent Trustees, as the case may be, shall act in accordance with any applicable provisions of our declaration of trust, consider all of the relevant facts and circumstances, and approve only those transactions that are fair and reasonable to us. All related person transactions described below were reviewed and approved or ratified by a majority of the disinterested Trustees or otherwise in accordance with our policies described above.

Five Star is our largest tenant. Five Star is our former subsidiary. We beneficially own more than 9% of Five Star’s common shares. RMR provides management services to both us and Five Star. Five Star pays us rent based on minimum annual rent amounts plus percentage rent based on increases in gross revenues at certain properties. As of December 31, 2009, we leased 190 senior living communities and two rehabilitation hospitals to Five Star. Five Star’s total minimum annual rent payable to us under those leases as of December 31, 2009 was $184.4 million, excluding percentage rent based on increases in gross revenues at certain properties. Total rent recognized by us from Five Star for the year ended December 31, 2009 amounted to $178.9 million. Our leases with Five Star also include arbitration provisions for the resolution of certain disputes, claims and controversies.

Since January 1, 2009, we have had several transactions with Five Star including:

•                                          In August 2009, we closed a $512.9 million mortgage financing with FNMA. This mortgage loan is secured by first liens on 28 senior living properties, or the Properties, with 5,618 living units located in 16 states that we own and lease to Five Star. In connection with the FNMA transaction, we realigned our leases with Five Star. Lease No. 1 expires in 2024 and now includes 89 properties (including 10 properties acquired and excluding one property sold in the fourth quarter of 2009), including independent living communities, assisted living communities and skilled nursing facilities. Lease No. 2 expires in 2026 and now includes 49 properties (excluding one property sold in the fourth quarter of 2009), including independent living communities, assisted living communities, skilled nursing facilities and two rehabilitation hospitals. Lease No. 3 expires in 2028 and now includes the 28 FNMA financed properties, including independent living communities and assisted living communities. Lease No. 4 expires in 2017 and now includes 26 properties (including one property acquired in the fourth quarter of 2009), including independent living communities, assisted living communities and skilled nursing facilities. In connection with the lease realignment and the FNMA financing, we entered into a lease realignment agreement with Five Star, or the Lease Realignment Agreement. Pursuant to the terms of the Lease Realignment Agreement, (1) the four leases were reconfigured as described above, (2) we acquired certain personal property located at the Properties, from subsidiaries of Five Star and pledged that personal property to FNMA, (3) we purchased 3,200,000 shares of Five Star common stock, $.01 par value per share, which represent approximately 9% of its total common stock outstanding, (4) Five Star assumed certain reporting and other operating obligations required by FNMA and (5) subsidiaries of Five Star pledged certain tangible and intangible personal property, such as accounts receivable and contract rights, located at, or arising from the operations of, the Properties to secure certain obligations to us and arising under the FNMA loan. To compensate Five Star for its sale of personal property to us, its sale of its shares to us, the pledge of Five Star’s intangible assets and for the services and obligations that Five Star has assumed, (1) we reduced the annual rent payable to us under Lease No. 2 by $2.0 million per year; (2) we paid Five Star $18.6 million; and (3) we reimbursed Five Star for its out of pocket expenses incurred in connection with the negotiation and closing of this transaction. Five Star also has granted certain registration rights to us with regard to its shares we acquired and our future transfer of those shares is subject to certain restrictions.

•                                          In October 2009, we acquired one senior living property with a total of 259 living units for approximately $20.2 million, excluding closing costs, from an unaffiliated party. We leased this property to Five Star under Lease No. 4 described above and increased annual rent under that lease by $1.8 million. Percentage rent, based on increases in gross revenues at this property, will commence in 2011.

•                                          Also in October 2009, we sold a skilled nursing facility with a total of 62 beds to an unaffiliated party for net proceeds of approximately $473,000 and the annual rent payable to us by Five Star under Lease No. 1 described above decreased by approximately $47,300.

•                                          In November 2009, we sold a skilled nursing facility with a total of 75 beds to an unaffiliated party for net proceeds of approximately $1.2 million and the annual rent payable to us by Five Star under Lease No. 2 described above decreased by approximately $124,700.

•                                          Also in November 2009, we acquired nine senior living properties with a total of 558 living units for approximately $91.8 million, excluding closing costs, from an unaffiliated party. We leased these properties to Five Star under Lease No. 1 and increased rent under that lease by $8.1 million per year. Percentage rent, based on increases in gross revenues at these properties, will commence in 2011.

•                                          In December 2009, we acquired one senior living property with a total of 53 living units for approximately $4.9 million, excluding closing costs, from an unaffiliated party. We leased this property to Five Star under Lease No. 1 and increased rent under that lease by $436,000 per year. Percentage rent, based on increases in gross revenues at this property, will commence in 2011.

•                                          During 2009, pursuant to the terms of our leases with Five Star, we purchased approximately $36.7 million of improvements made to our properties leased by Five Star, and, as a result, the annual rent payable to us by Five Star increased by approximately $2.9 million in aggregate for the affected leases.

In May 2008, we entered into various purchase agreements to acquire 48 MOBs from HRP for an aggregate purchase price of approximately $565.0 million. We acquired 47 of these MOBs containing 2.2 million square feet for an aggregate purchase price of approximately $562.0 million, excluding closing costs. The one remaining building with an allocated value of $3.0 million is no longer subject to our purchase agreement. At the request of a tenant for two properties subject to a multi-property lease, in May and September 2009 we sold two of these MOB properties for approximately $3.2 million, which was their approximate net book value, to two unaffiliated parties. We now own 45 of these properties containing 2.1 million square feet for an aggregate cost of approximately

$558.2 million, excluding closing costs. Our purchase agreements with HRP include arbitration provisions for the resolution of certain disputes, claims and controversies.

HRP was formerly our parent and both we and HRP are managed by RMR. We were spun off to HRP’s shareholders in 1999 and, at the time of this spin off, we and HRP entered into a transaction agreement which, among other things, prohibited us from purchasing MOBs. Concurrently with the execution and delivery of the purchase agreements described above, we and HRP entered into an amendment to that transaction agreement to permit us, rather than HRP, to invest in MOBs. Also, concurrently with the execution and delivery of the purchase agreements, we entered into a right of first refusal agreement under which we were granted a right of first refusal to purchase up to 45 additional identified properties (containing approximately 4.6 million square feet of rental space) HRP owns which are leased to tenants in medical related businesses in the event HRP determines to sell such properties or in the event of an indirect sale as a result of HRP’s change of control or a change of control of HRP’s subsidiary which owns those properties.

We have two agreements with RMR to provide management and administrative services to us: a business management agreement and a property management agreement. The business management agreement provides for compensation to RMR at an annual rate equal to the sum of (a) 0.5% of the average book value of the assets owned by us or our subsidiaries as of October 12, 1999, and (b) 0.7% of the average historical cost of our other real estate investments, as described in the business management agreement, up to the first $250.0 million of such investments, and 0.5% thereafter. In addition, RMR receives an incentive fee based upon increases in our FFO Per Share, as defined in the business management agreement. The incentive fee is paid in our common shares. The property management agreement provides for management fees on our MOB properties equal to 3.0% of gross rents and construction management fees on those properties equal to 5.0% of certain construction costs. Both the business management agreement and the property management agreement are effective until December 31, 2010, and will be automatically renewed for successive one year terms thereafter unless we or RMR give notice of non-renewal before the end of an applicable term. We or RMR may terminate either agreement upon 60 days prior written notice. RMR may also terminate the property management agreement upon five business days notice if we undergo a change of control, as defined in the property management agreement. Our Board has given our Compensation Committee, which is comprised of our Independent Trustees, authority to act on our behalf with respect to these agreements. The charter of the Compensation Committee requires the Committee to review the terms of the agreements and evaluate RMR’s performance under the agreements annually. The aggregate business management and property management fees we paid RMR for 2009 were $17.2 million, including $550,000 as an incentive fee which we expect to be paid in our common shares in March 2010. We are generally responsible for all of our operating expenses, including certain expenses incurred by RMR on our behalf. We are not responsible for payment of RMR’s employment, office or administration expenses incurred to provide management services to us, except for our pro rata portion of the employment and related expenses of RMR employees who provide on site property management services and of the staff employed by RMR who conduct our internal audit. Under our business management agreement with RMR, we acknowledge that RMR manages other businesses, including HRP, HPT, GOV, TA and Five Star, and will not be required to present us with opportunities to invest in properties that are primarily of a type that are within the investment focus of another business now or in the future managed by RMR. Under our business management agreement, RMR has also agreed not to provide business management services to any other REIT which is principally engaged in the business of owning senior apartments, congregate communities, assisted living facilities, nursing homes or MOBs, without the consent of a majority of our Independent Trustees. Each of the business management agreement and the property management agreement also includes arbitration provisions for the resolution of certain disputes, claims and controversies. Any termination of our business management agreement with RMR would cause a default under our revolving credit facility, if not approved by a majority of our lenders. RMR also provides the internal audit function for us and for other publicly owned companies to which it provides management services. Our Audit Committee appoints our Director of Internal Audit, and our Compensation Committee approves his salary and the costs we pay with respect to our internal audit function. Our pro rata share of RMR’s costs in providing that function was $220,000 in 2009.

Messrs. Barry M. Portnoy and his son Adam D. Portnoy beneficially own RMR and are our Managing Trustees. Barry Portnoy is the Chairman of RMR; Adam Portnoy is the President, Chief Executive Officer and a director of RMR. Each of our executive officers is also an officer of RMR. Additionally, Mr. Barry Portnoy’s son-in-law, who is Mr. Adam Portnoy’s brother-in-law, is an officer of RMR. Transactions between us and RMR are approved by our Compensation Committee which is comprised of Independent Trustees.

The other companies to which RMR provides management services also have certain other relationships with each other, such as lease arrangements for properties. In addition, officers of RMR serve as officers of those companies. Further information regarding those relationships is provided in the applicable periodic reports and proxy statements filed by those other companies with the SEC. In addition, our Independent Trustees also serve as directors or trustees of certain of those other companies, and directors and trustees of certain of those other companies serve as directors or trustees of the other companies. Mr. Barry Portnoy is one of our Managing Trustees and serves as a Managing Director or Trustee of each of those other companies, including Five Star and HRP. Mr. Adam Portnoy is our other Managing Trustee and serves as Managing Trustee of HRP, HPT and GOV. Frederick Zeytoonjian is an Independent Trustee of both us and HRP.

We, RMR and other companies to which RMR provides management services formed Affiliates Insurance Company, or Affiliates Insurance, which is an insurance company, in the State of Indiana in November 2008. Affiliates Insurance received its certificate of authority to transact insurance business in the State of Indiana from the Indiana Department of Insurance in May 2009. All of our Trustees currently serve on the board of directors of Affiliates Insurance. RMR, in addition to being a shareholder, entered a management agreement with Affiliates Insurance pursuant to which RMR provides Affiliates Insurance certain management and administrative services. In addition, Affiliates Insurance entered an investment advisory agreement with RMR Advisors pursuant to which RMR Advisors acts as Affiliates Insurance’s investment advisor. The same persons who own and control RMR, including Messrs. Barry and Adam Portnoy, our Managing Trustees, own and control RMR Advisors. Our Governance Guidelines provide that any material transaction between us and Affiliates Insurance shall be reviewed, authorized and approved or ratified by both the affirmative vote of a majority of our entire Board and the affirmative vote of a majority of our Independent Trustees. As of the date of this proxy statement, we have invested $5.2 million in Affiliates Insurance. On December 16, 2009, GOV purchased 20,000 shares of Affiliates Insurance from Affiliates Insurance, which represented a 14.29% interest in Affiliates Insurance. In connection with that purchase by GOV, we, the other previous shareholders of Affiliates Insurance, Affiliates Insurance and GOV entered an amended and restated shareholders agreement. The amended and restated shareholders agreement also includes arbitration provisions for the resolution of certain disputes, claims and controversies. We and the other shareholders of Affiliates Insurance each currently own approximately 14.29% of Affiliates Insurance. We may invest additional amounts in Affiliates Insurance in the future if the expansion of this insurance business requires additional capital, but we are not obligated to do so. Over time we expect to obtain some or all of our insurance coverage from Affiliates Insurance. By participating in this insurance business with RMR and the other companies to which RMR provides management services, we expect that we may benefit financially by possibly reducing our insurance expenses and/or by realizing our pro-rata share of any profits of this insurance business. All transactions between us and Affiliates Insurance have been approved pursuant to our Governance Guidelines.

The foregoing descriptions of our agreements with HRP, Five Star, RMR and Affiliates Insurance are summaries and are qualified in their entirety by the terms of the agreements. A further description of the terms of those agreements is included in our annual report to shareholders and our Annual Report on Form 10-K filed with the SEC, in each case for the year ended December 31, 2009. In addition, copies of those agreements are filed with the SEC and may be obtained from the SEC’s website at www.sec.gov.

We believe that our agreements with HRP, Five Star, RMR and Affiliates Insurance are on commercially reasonable terms. We also believe that our relationships with HRP, Five Star, RMR and Affiliates Insurance benefit us, and, in fact, provide us with competitive advantages in operating and growing our business. Nonetheless, because of our various relationships with HRP, Five Star, RMR and Affiliates Insurance it is possible that some investors may assert otherwise.

Item 1.01 appearing in Senior Housing’s Current Report on Form 8-K filed with the SEC on January 13, 2010.

Business Management Agreement

On January 7, 2010, Senior Housing Properties Trust, or the Trust, entered into a business management agreement with Reit Management & Research LLC, or Reit Management, and certain individuals who are the current or former owners of Reit Management (Barry M. Portnoy, Gerard M. Martin and Adam D. Portnoy), which agreement amended and restated the prior amended and restated agreement between the Trust, Reit Management and those individuals.

Under the business management agreement, the Trust continues to engage Reit Management to provide the Trust with business management services substantially consistent with the business management services provided to the Trust by Reit Management historically.  The fees payable by the Trust to Reit Management under the business management agreement continue to be determined in a manner consistent with past determinations under the prior agreement.

The business management agreement provides that none of Reit Management, Barry M. Portnoy, Gerard M. Martin or Adam D. Portnoy shall provide management services to, make competitive direct investment in or, in the case of Barry M. Portnoy, Gerard M. Martin and Adam D. Portnoy, serve as a director or officer of, any other real estate investment trust which is principally engaged in the business of ownership of specified types of senior living and health care related properties without the consent of a majority of the Independent Trustees of the Trust.  Under the business management agreement, Reit Management is not required to present the Trust with opportunities to invest in properties that are primarily of a type that are the investment focus of another person or entity now or in the future managed by Reit Management.

The term of the business management agreement expires on December 31, 2010, and automatically renews for successive one year terms annually thereafter unless notice of non-renewal is given by the Trust or Reit Management before the end of an applicable term.  Either party may terminate the business management agreement upon 60 days prior written notice.

The business management agreement includes arbitration provisions for the resolution of certain disputes, claims and controversies and provides that neither party may assign the business management agreement without the written consent of the other party, except that Reit Management may assign the business management agreement to certain successors which remain under the control of one or more persons who controlled the operations of Reit Management immediately prior to the assignment.

The terms of the business management agreement described above were reviewed, approved and adopted by the compensation committee of the board of trustees of the Trust, which is comprised solely of Independent Trustees.

The foregoing description of the business management agreement is not complete and is subject to and qualified in its entirety by reference to the business management agreement, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

Property Management Agreement

Also on January 7, 2010, the Trust entered into an amended and restated property management agreement with Reit Management, which agreement amended and restated the prior property management agreement between the Trust and Reit Management.

Under the property management agreement, the Trust continues to engage Reit Management to provide the Trust and its applicable subsidiaries which own certain properties that are subject to the agreement with property management services substantially consistent with the property management services provided to the Trust by Reit Management historically.  The fees payable by the Trust to Reit Management under the property management agreement continue to be determined in a manner consistent with past determinations under the prior agreement.

The term of the property management agreement expires on December 31, 2010, and automatically renews for successive one year terms annually thereafter unless notice of non-renewal is given by the Trust or Reit Management before the end of an applicable term.  Either party may terminate the property management agreement upon 60 days prior written notice, and Reit Management may terminate the property management agreement upon five business days notice if the Trust undergoes a change of control, as determined under the property management agreement.  The property management agreement may also be terminated with respect to less than all of the properties comprising the managed premises to accommodate any sales of properties.

The property management agreement includes arbitration provisions for the resolution of certain disputes, claims and controversies and generally restricts a party’s ability to assign the property management agreement without the written consent of the other party, except that Reit Management may assign the property management agreement to certain successors which remain under the control of one or more persons who controlled the operations of Reit Management immediately prior to the assignment and the Trust and its applicable subsidiaries may assign its rights and obligations under the agreement to a mortgagee with respect to, or certain successor owners of, the managed premises.

Under the property management agreement, unless the Trust, its applicable subsidiaries and Reit Management otherwise agree in writing, all properties of the type covered by the property management agreement from time to time acquired by the Trust or its applicable subsidiaries or their respective affiliates automatically become subject to the property management agreement.

The terms of the property management agreement described above were reviewed, approved and adopted by the compensation committee of the board of trustees of the Trust, which is comprised solely of Independent Trustees.

The foregoing description of the property management agreement is not complete and is subject to and qualified in its entirety by reference to the property management agreement, a copy of which is attached as Exhibit 10.2 and is incorporated herein by reference.

Information Regarding Certain Relationships and Related Transactions

One of the Trust’s Managing Trustees, Barry M. Portnoy, is the Chairman and majority owner of Reit Management.  The Trust’s other Managing Trustee, Adam D. Portnoy, owns the remainder of Reit Management and is a director, President and Chief Executive Officer of Reit Management.  Gerard M. Martin is a former owner and current director of Reit Management.  The Trust’s executive officers are also officers of Reit Management.

The Trust currently owns approximately 14.29% of the outstanding equity of Affiliates Insurance Company, or Affiliates Insurance.  The other shareholders of Affiliates Insurance are Reit Management and five other companies to which Reit Management provides management services, and all of the Trust’s trustees are also directors of Affiliates Insurance.  Reit Management provides certain management and administrative services to Affiliates Insurance, and an affiliate of Reit Management, RMR Advisors, Inc., acts as Affiliates Insurance’s investment adviser.

The Trust understands that the other companies to which Reit Management provides management services also have certain other relationships with each other, including business and property management agreements and lease arrangements.  In addition, officers of Reit Management serve as officers of those companies.  The Trust understands that further information regarding those relationships is provided in the applicable periodic reports and proxy statements filed by those other companies with the Securities and Exchange Commission.  Barry M. Portnoy is a managing trustee or managing director of each of the other publicly traded companies to which Reit Management provides management services, including Five Star Quality Care, Inc., or Five Star, a tenant of the Trust.  Gerard M. Martin is also a managing director of Five Star.  Adam D. Portnoy is also a managing trustee or managing director of some of those other companies, but he is not a director of Five Star.  In addition, the Trust’s Independent Trustees also serve as directors or trustees of certain of those other companies.

Five Star was formerly a 100% owned subsidiary of the Trust until its spin off from the Trust in 2001.  The Trust has numerous continuing relationships with Five Star, including lease arrangements and other commercial arrangements.  Five Star currently is the Trust’s principal tenant and the Trust is a significant shareholder of Five Star.  Reit Management provides management services to Five Star.

The Trust was formerly a 100% owned subsidiary of HRPT Properties Trust until the Trust’s spin off from HRPT Properties Trust in 1999.  Barry M. Portnoy and Adam D. Portnoy are also managing trustees of HRPT Properties Trust.  One of the Trust’s Independent Trustees, Frederick N. Zeytoonjian, is also an independent trustee of HRPT Properties Trust.  The Trust has in the past engaged in transactions with HRPT Properties Trust since its spin off, including purchases of properties, which have been previously reported by the Trust.  Reit Management provides management services to HRPT Properties Trust.

For further information regarding certain relationships and related transactions with respect to the Trust, its trustees and officers, and Reit Management, please refer to the Trust’s filings with the Securities and Exchange Commission, including the Trust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (including the sections captioned “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Related Person Transactions”), Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 (including the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Related Persons Transactions”), and Proxy Statement for the 2009 annual meeting of shareholders of the Trust (including the section captioned “Related Person Transactions and Company Review of Such Transactions”).

“Management’s Discussion and Analysis of Financial Condition and Results of Operations — Related Person Transactions” appearing in Senior Housing’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2010, filed with the SEC on May 5, 2010.

Five Star is our largest tenant and it is our former subsidiary.  We beneficially own more than 9% of Five Star’s common shares.  RMR provides management services to both us and Five Star.  Five Star pays us rent based on minimum annual rent amounts plus percentage rent based on increases in gross revenues at certain properties.  As of March 31, 2010, we leased 190 senior living communities and two rehabilitation hospitals to Five Star.  During the three months ended March 31, 2010, we purchased $6.2 million of improvements made to our properties that are leased to Five Star.  We used cash on hand to fund this purchase.  As a result of this purchase, the annual rent payable to us by Five Star increased by approximately $495,000.  Five Star’s total minimum annual rent payable to us under those leases as of March 31, 2010 was $184.9 million, excluding percentage rent based on increases in gross revenues at certain properties.  Additional information regarding our leases with Five Star appears in Item 1 of our Annual Report under the captions “Business — Tenants” and “Business — Lease Terms”.

RMR continues to provide both business and property management services to us under a business management agreement and a property management agreement, each as amended in January, 2010.  Under the terms of our business management agreement with RMR, on March 25, 2010, we issued 25,142 common shares to RMR in payment of an incentive fee for services rendered by RMR during 2009.  During the three months ended March 31, 2010, we invested an additional $20,182 in Affiliates Insurance Company, or Affiliates Insurance, concurrently with RMR and other companies to which RMR provides management services.

For more information about our related person transactions, including our dealings with Five Star, Affiliates Insurance, RMR, our Managing Trustees and their affiliates and about the risks which may arise as a result of these and other related person transactions, please see our Annual Report and our other filings made with the Securities and Exchange Commission, or SEC, and in particular, the sections captioned “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Related Person Transactions” in the Annual Report and the section captioned “Related Person Transactions and Company Review of Such Transactions” in our Proxy Statement dated February 22, 2010 relating to our 2010 Annual Meeting of Shareholders and Item 1.01 in our Current Report on Form 8-K filed with the SEC on January 13, 2010.